Exhibit 99.1

DeVry Acquires Faculdade do Vale do Ipojuca

Strengthening DeVry’s strong position in the fast-growing northeast Brazilian market

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--September 4, 2012--DeVry Inc. (NYSE:DV), a global provider of educational services, today announced that it has acquired Faculdade do Vale do Ipojuca (FAVIP), which is located in the state of Pernambuco. FAVIP currently has approximately 5,000 students and offers more than 30 undergraduate and graduate programs at two campuses located in Caruaru, the state’s second largest city. The institution’s largest programs are in the areas of law, business, psychology and nutrition. FAVIP is one of the fastest growing institutions in the region.

FAVIP will become a part of DeVry Brasil, which currently operates Faculdades Fanor located in Fortaleza; AREA1 and Ruy Barbosa, both located in the city of Salvador; and FBV located in the city of Recife. Together these five institutions currently provide services to about 27,000 students and offer 29 undergraduate and 39 graduate programs, focusing on the areas of business, health, law and engineering.

Northeast Brazil is the fastest growing region of the country. With GDP growth of 5.1 percent, the region’s employers have an overwhelming need for skilled workers. Private-sector institutions play a vital role in meeting this need, educating over half the region’s college students. Through the ongoing investments made in new programs, services and facilities, DeVry Brasil is well-positioned to meet the growing needs of this region.

“Brazil is a dynamic and growing country that provides significant growth opportunities for our organization,” said Daniel Hamburger, president and chief executive officer of DeVry Inc. “While our focus remains on returning DeVry University and the Carrington Colleges to growth, we are prudently investing in targeted opportunities that position us well in high growth areas of the world.”

The transaction will bring many benefits to the students and faculty of FAVIP, including sharing best practices with DeVry Brasil, investments in infrastructure and technology education, access to virtual libraries and research databases, and subsidized English language courses. Students will also have access to exchange programs and academic projects with students from the United States and other countries where DeVry has a presence.

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology. DeVry’s institutions serve students in secondary through postsecondary education and professionals in accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates, 630-353-3800
jbates@devry.com
or
Media Contact:
Larry Larsen, 312-895-4717
llarsen@sardverb.com